Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com
West Corporation Reports Fourth Quarter and Full Year 2006 Results
Announces Agreement to Purchase TeleVox Software and CenterPost Communications Company Provides 2007 Guidance
OMAHA, NE, January 31, 2007 — West Corporation, a leading provider of outsourced communication solutions, today announced its fourth quarter and full year 2006 results.
Financial Summary (unaudited)
(Dollars in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2006	2005	Percent Change	2006	2005	Percent Change
Revenue	$496.4	$404.8	22.6%	$1,856.0	$1,523.9	21.8%
Adjusted EBITDA[1]	$141.5	$104.4	35.5%	$501.9	$381.6	31.5%
Adjusted EBITDA Margin	28.5%	25.8%		27.0%	25.0%
Cash Flow from Operations	$(32.1)	$92.9	NM	$196.6	$276.3	-28.8%
“We are pleased with how we finished the year. Our 2006 consolidated revenue was in line with the updated guidance provided on April 6,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “The integration of our recent acquisitions is progressing well and we are achieving the synergies we expected.”

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results
For the fourth quarter ended December 31, 2006, revenues were $496.4 million compared to $404.8 million for the same quarter last year, an increase of 22.6 percent. Revenue from acquired entities2 accounted for $68.9 million of this increase. Organic growth in revenue for the fourth quarter was $22.7 million, an increase of 5.6 percent.
For the year ended December 31, 2006, revenues were $1,856.0 million compared to $1,523.9 million for 2005, an increase of 21.8 percent. Revenue from acquired entities2 accounted for $235.1 million of this increase. Organic revenue growth for 2006 was $97.0 million, an increase of 6.4 percent.
Balance Sheet and Liquidity
At December 31, 2006, West Corporation had cash and cash equivalents totaling $214.9 million and working capital of $128.6 million. Stock purchase obligations of approximately $170.6 million related to the Company’s recapitalization remain outstanding and are included in current liabilities. Fourth quarter depreciation expense was $25.7 million and amortization expense was $11.5 million. Cash flow from operating activities was $(32.1) million and was impacted by interest expense of $65.7 million and recapitalization transaction expense of $73.2 million for the fourth quarter. Adjusted EBITDA for the fourth quarter was $141.5 million, or 28.5 percent of revenue. A reconciliation of adjusted EBITDA to cash flow from operating activities is presented below.
Cash flow from operating activities for 2006 was $196.6 million, compared to $276.3 million for 2005. Interest expense for 2006 was $94.8 million. Recapitalization transaction expense for 2006 was $78.8 million. Adjusted EBITDA for 2006 was $501.9 million, an increase of 31.5 percent, versus $381.6 million in 2005. Adjusted EBITDA as a percent of revenue grew to 27.0 percent in 2006 from 25.0 percent in 2005. A reconciliation of adjusted EBITDA to cash flow from operating activities is presented below.
During the quarter, West incurred $3.2 billion of debt in connection with the recapitalization of the Company. The previous outstanding debt of $665 million was repaid at the closing of the recapitalization. At December 31, 2006, there were no borrowings under the $250 million revolving line of credit.
The Company is seeking an amendment to its existing term loan facility to reduce the margin over LIBOR that the Company pays as interest on its term loan. The amendment may also potentially increase the size of the term loan facility by up to $165 million. The balance of its outstanding term loan as of December 31, 2006 was $2.1

[2]	Acquired entities include Raindance (acquired in April 2006) in the Conferencing segment, and Intrado (acquired in April 2006) and InPulse (acquired in October 2006) in the Communications Services segment.

billion. Approval of the amendment may require approval of the existing lenders, and there can be no assurance that the Company will be able to obtain such approval.
“During the quarter, we invested $21.1 million in capital expenditures for equipment and infrastructure and to expand facilities domestically,” stated Paul Mendlik, Chief Financial Officer of West Corporation. “For the year, our capital expenditures totaled $83.4 million, or 4.5 percent of revenues, excluding the purchase of a building for $30.5 million which had previously been subject to a synthetic lease.”
Acquisitions
The Company also announced today that it has agreed to acquire TeleVox Software, Inc. and CenterPost Communications in separate transactions.
TeleVox and CenterPost are fast-growing firms in the large and rapidly growing notifications market.
•	TeleVox is a leading provider of communication and automated messaging services to the healthcare industry, serving over 12,000 customers and 11 of the nation’s top 14 hospitals. TeleVox offers a full suite of high-quality customer communication products, including message delivery, inbound inquiry, website design and hosting and secure online communication portals. TeleVox helps its customers effectively communicate with their patients, reducing no-shows and improving the overall patient experience.

•	CenterPost Communications is a leading provider of self-service automated notification solutions. The Company’s applications allow clients to efficiently send automated communications to their customers via voice, email, fax, wireless text and instant messaging utilizing CenterPost’s patented preference management functionality. CenterPost’s solutions are designed to help companies effectively acquire, retain and care for their customers by enabling timely and relevant communication. CenterPost serves Fortune 500 companies in the pharmaceutical, travel, insurance and financial services industries.
Both TeleVox and CenterPost generate high-quality revenue with exceptional visibility. The multi-year nature of their customer relationships result in significant recurring revenue. Adding both firms to West further diversifies the Company’s base of clients and brings additional vital and valuable transactions to West. The scale that West brings to these transactions along with the anticipated growth is expected to result in strong margins for the Company.
The total cost of both transactions before transaction expenses and working capital adjustments is approximately $161 million. The 2007 pro forma EBITDA for these acquisitions is expected to be approximately $16 million. The Company’s pro forma leverage ratio after the acquisitions, as of December 31, 2006, is 6.2, compared to 6.0 without these acquisitions. The transactions are expected to be funded with cash on hand and the Company’s existing line of credit. The CenterPost transaction is expected to close on February 1, 2007 and the TeleVox transaction is expected to close on March 1, 2007 and is subject to customary regulatory approval.
The Company has estimated that automated notifications will represent a market opportunity of over $1 billion by 2009. Although the market is currently fragmented with no clear leader, West is making a significant commitment to this market with today’s announcement.
“This market and these two firms are a great fit with West’s strengths. The businesses revolve around managing voice-oriented transactions and offer a strong recurring revenue model with solid margins. Both companies are growing fast and have great profitability. West brings economies of scale, access to critical capital investment and expertise in developing large and successful sales organizations. By adding TeleVox and CenterPost into the West Interactive suite of services, West has the products, scalability, systems and sales team firmly in place to be the leader in this industry. We expect this combination to drive value well into the future,” stated Mr. Barker.
2007 Guidance
For 2007, the Company expects revenues of $2.05 to $2.13 billion, adjusted EBITDA of $540 to $560 million and capital expenditures of $90 to $110 million. This guidance includes TeleVox and CenterPost results and assumes no other acquisitions or additional changes in the current operating environment.
Conference Call
The Company will hold a conference call to discuss these topics on Thursday, February 1, 2007 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will also be available on the website.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The Company’s integrated suite of customized solutions includes customer acquisition, customer care, automated voice services, emergency communications, conferencing and accounts receivable management services.
Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of 29,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.

Forward Looking Statements
This press release contains forward looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include the ability to consummate the TeleVox transaction due to the failure to satisfy conditions to the closing of the proposed transaction, West’s ability to integrate or achieve the objectives of the TeleVox and CenterPost acquisitions, West’s ability to complete future acquisitions, competition in West’s highly competitive industries, extensive regulation in many of West’s markets, West’s ability to recover on its charged-off consumer receivables, capacity utilization of West’s contact centers, the cost and reliability of voice and data services, availability of key personnel and employees, the cost of labor and turnover rates, the political, economic and other conditions in countries where West operates, the loss of any key clients, West’s ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts, the nature of West’s forward flow contracts, the non-exclusive nature of West’s client contracts and the absence of any revenue commitments, the possibility of an emergency interruption to West’s data and contact centers, acts of terrorism or war, security or privacy breaches of West’s systems and databases, West’s ability to protect proprietary information or technology, West’s ability to continue to keep pace with technological developments, the cost of pending and future litigation and other risk factors described in documents filed by the company with the United States Securities and Exchange Commissions including West’s annual report on Form 10-K for the year ended December 31, 2005 and subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2006	2005	Change	2006	2005	Change
Revenue	$496,377	$404,764	22.6%	$1,856,038	$1,523,923	21.8%
Cost of services	214,375	181,908	17.8%	818,522	687,381	19.1%
Selling, general and administrative expenses	275,876	150,027	83.9%	800,301	569,865	40.4%

Operating income	6,126	72,829	-91.6%	237,215	266,677	-11.0%
Other expense, net	60,750	3,848	1478.7%	86,660	13,181	557.5%

Income before tax	(54,624)	68,981	-179.2%	150,555	253,496	-40.6%
Income tax expense (benefit)	(7,605)	24,080	-131.6%	65,505	87,736	-25.3%
Minority Interest	5,953	3,375	76.4%	16,287	15,411	5.7%

Net income	$(52,972)	$41,526	-227.6%	$68,763	$150,349	-54.3%

SELECTED SEGMENT DATA:
Revenue:
Communication Services	$283,409	$229,973	23.2%	$1,020,242	$873,975	16.7%
Conferencing	158,691	123,421	28.6%	607,506	438,613	38.5%
Receivables Management	55,880	52,778	5.9%	234,521	216,192	8.5%
Inter segment eliminations	(1,603)	(1,408)	13.8%	(6,231)	(4,857)	28.3%

Total	$496,377	$404,764	22.6%	$1,856,038	$1,523,923	21.8%

Operating Income:
Communication Services	$3,699	$33,527	-89.0%	$89,065	$122,076	-27.0%
Conferencing	5,509	30,211	-81.8%	119,437	105,793	12.9%
Receivables Management	(3,082)	9,091	-133.9%	28,713	38,808	-26.0%

Total	$6,126	$72,829	-91.6%	$237,215	$266,677	-11.0%

Operating Margin:
Communication Services	1.3%	14.6%	-91.1%	8.7%	14.0%	-37.9%
Conferencing	3.5%	24.5%	-85.7%	19.7%	24.1%	-18.3%
Receivables Management	-5.5%	17.2%	-132.0%	12.2%	18.0%	-32.2%

Total	1.2%	18.0%	-93.3%	12.8%	17.5%	-26.9%

SELECTED OPERATING DATA:
Share-based compensation expense recognized ($M)	17.6	0.1
Cash flow from operations ($M)	(32.1)	92.9
Revolving Line of Credit ending balance ($M)	—	220.0
Term loan facility	2,100.0	—
Senior notes	650.0	—
Senior subordinated notes	450.0	—

	Condensed Balance Sheets
	December 31,	December 31,	%
	2006	2005	Change
Current assets:
Cash and cash equivalents	$214,932	$30,835	597.0%
Trust cash	7,104	3,727	90.6%
Accounts and notes receivable, net	285,087	217,806	30.9%
Portfolio receivables, current	64,651	35,407	82.6%
Other current assets	54,382	28,567	90.4%

Total current assets	626,156	316,342	97.9%
Net property and equipment	294,707	234,871	25.5%
Portfolio receivables, net	85,006	59,043	44.0%
Goodwill	1,186,375	717,624	65.3%
Other assets	343,612	170,782	101.2%

Total assets	$2,535,856	$1,498,662	69.2%

Current liabilities	$497,586	$206,295	141.2%
Long term obligations	3,206,590	233,245	1274.8%
Other liabilities	45,279	71,945	-37.1%

Total liabilities	3,749,455	511,485	633.1%
Minority interest	10,299	15,309	-32.7%
Class L common stock	899,917	—	NM
Stockholders’ equity (deficit)	(2,123,815)	971,868	NM

Total liabilities and stockholders’ equity (deficit)	$2,535,856	$1,498,662	69.2%

Reconciliation of Financial Measures
The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating financial performance, we use earnings before interest expense, taxes, depreciation and amortization, share based compensation, minority interest, recapitalization transaction costs, after acquisition synergies and excluding unrestricted subsidiaries or Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitution for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants. Set forth below is a reconciliation of EBITDA and adjusted EBITDA to cash flow from operations.

Amounts in thousands	Three months ended Dec. 31,		Year ended Dec. 31,
	2006	2005	2006	2005
Cash flow from operating activities	$(32,120)	$92,912	$196,638	$276,314
Income tax expense	(7,605)	24,081	65,505	87,736
Deferred income tax (expense) benefit	4,703	711	(11,184)	2,645
Interest expense	65,731	4,441	94,804	15,358
Minority interest in earnings, net of distributions	(1,402)	1,784	2,814	(1,721)
Share based compensation	(17,643)	(108)	(28,738)	(538)
Other	(3,276)	(418)	(4,287)	(1,557)
Changes in operating assets and liabilities, net of business acquisitions	33,973	(24,226)	50,498	(15,313)
EBITDA	42,361	99,177	366,050	362,924
Minority interest	5,953	3,374	16,287	15,411
Provision for share based compensation	17,643	108	28,738	538
Recapitalization transaction costs	73,210	—	78,835	—
Synthetic lease interest	—	408	1,305	1,385
Acquisition synergies	1,800	—	7,000	—
Vertical Alliance Adjustment	552	1,366	3,727	1,366

Adjusted EBITDA	$141,519	$104,433	$501,942	$381,624